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                                                                     Exhibit 3.1


         AMENDMENT TO CARDIODYNAMICS INTERNATIONAL CORPORATION BYLAWS


               ARTICLE III, SECTION 3.2 AS AMENDED
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               The number of directors of the Corporation shall be not less than five (5) nor more than nine (9), with the exact number of directors to be fixed within the limits specified, by approval of the Board of Directors.